TrafficGenius

Solving a city's traffic problems.

Reserve

$99 minimum investment

Deadline March 30, 2021
in a month

Share Price
$1

Valuation
$8,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Like sitting in traffic? Neither do we, and we can fix that. TrafficGenius uses machine learning to optimize the timing of traffic signals along the path of greatest volume.

DEAL HIGHLIGHTS

- We are seeking $2 million for a 20% stake in the company to take this venture to the next level.
- This is an opportunity to invest in a groundbreaking product that will help everyone spend less time in their vehicles and more time getting things done.
- Each share is $1, no minimum

PROBLEM

The problem is simple; auto congestion is a big problem. Before COVID-19, the longest daily commute by city was:

- Pomade, CA - 85 minutes
- New York, NY - 82 minutes
- Jersey City, NJ - 74 minutes
- Corona, CA - 73 minutes
- Newark, New Jersey- 71 minutes

Currently these numbers are curtailed due to COVID-19. Individuals are staying safe by gathering in limited social circles and working from home. As a vaccine becomes a reality, individuals will be eager to go to restaurants, bars, and sporting events. People will travel to the office in a part- or full-time capacity. This problem is not going away.

Problem



SOLUTION

TrafficGenius uses machine learning to optimize the timing of traffic signals along the path of greatest volume. The idea of decreasing congestion by prolonging the green light through popular intersections is not a novel idea. A viable solution is more complex than extending a green light signal. Traffic flow is a dynamic process. When the timing of one light changes, it causes a ripple effect. TrafficGenius uses data from all the intersections across the city to compute the optimal timing for each light.

Solution



BUSINESS MODEL

Our business model focuses on helping people travel to their destinations faster with the least amount of stress. We plan to provide cities with an optimized light timing system that can be pushed to our servers, for a near-cost agreement. The signal timing combined with crowdsourced traffic data will be used to calculate optimal routes. The routes are sent via application programming interface (API) to phones, for a minimum fee per API call. We believe our target market will be the delivery service industry where their return on investment (ROI) is tied to hours driving on the road. Less time traveling to a destination means more deliveries and enhanced productivity.

Business model



Municipalities
• No charge for implementation; output of the algorithm will be pushed to TrafficGenius secure server as well as the traffic lights. Maintenance will be contracted at a regular cadence at an agreed upon rate.
Server / API
• TrafficGenius will be the sole corporate holder on the traffic light timing. We will know when lights are going to turn green!
• TrafficGenius can optimize the fastest route from point A to point B, over mobile apps that solely rely on crowd sourced information for congestion.
Revenue
• Market to delivery / logistic companies; ROI is directly linked to time on the road.
• The light timing with an optimized route will be sold on a per API call bases.

AUTONOMOUS VEHICLES

Often people think autonomous driving of replacing traffic signals since humans will be out of the mix, that's not true. Let's assume for a minute that all cars are autonomous, with laws in play that humans cannot manually drive. There will still be intersections within a city that people need to cross the street, there still be bicycles that need to cross. The autonomous vehicles still need to communicate with traffics signals to know when to stop and go. Autonomous vehicles still need to know how to get from point A to point B. All of these are components of TrafficGenius's model, and we will look to partner with an autonomous vehicle company after our product gets into a few cities.

We embrace the future!

MARKET

Market



$25.6
billion
$2.5
billion
$250
million
Intelligent Transport System Market
Encompasses all products for management, communications, detecting, and analyzing transportation across road, rail, and air.
U.S. Traffic Management Applications
TrafficGenius Aims to Capture 10% of the Market Within 5 years

COMPETITIVE LANDSCAPE

The key difference between TrafficGenius, and its competitors is the scope and sophistication of our algorithm. Our algorithm uses data from intersections across the city, where other solutions focus on the timing of three to four lights in a row (a corridor), or a small grid of intersections in a neighborhood. While these methods are computationally efficient, traffic is very dynamic. What happens in one part of a city affects other parts of the city.

Competition

surtrac	Surtrac by Rapid Flow	• Spun out of Carnegie Mellon • Looks at real-time traffic data from sensors and optimized in local grids, or neighborhoods
In|Sync THE TRAFFIC BOT	In|Sync by Rhythm Engineering	• Collects data in real-time • Processes locally at the intersection, not at the center controller
SCOOT	Split Cycle Offset Optimization Technique	• Less advanced version of Surtrac, based in United Kingdom market

PROGRESS

Like most startups, we have had our shares of ups and downs. We have tremendous grit and are here to stay!

- Hired two advisors who understand the complexity of traffic management and startup companies
- Minimum viable product (MVP) of our algorithm using open source traffic data. This was a large undertaking, between the development data search, and validation.
- Initial results show extending the green portion of a light by 30 seconds increases average through speed by 15%.
- Working on potential partnership with a traffic hardware company (non-disclosure agreement signed)
- In talks with a traffic light manufacturer in Asia.

PRESS

- TrafficGenius - Built In Chicago
- TrafficGenius' Technology Takes A Global View To Minimize Total Wait Times - Techstory

TEAM



Scott Murdoch, PhD
CEO/ Founder

Scott has been a data scientist for over 10 years, and holds a PhD in economics. His passion is to use machine learning to solve real-world problems that will have an impact on society. He has experience in developing and deploying algorithms from a concept to production.

ADVISORS AND INVESTORS



Fred Schwartz
Traffic Management Executive (Retired)

- 40 years experience in transportation engineering
- Principal in Rush Street Consulting



Ash Damle
Serial entrepreneur, Investor, MIT alum

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$100,000	9.3%
Head of Algorithms (Lead Developer to work with me)	$135,000	12.6%
Jr. Algorithm Developer / App iOS Developer	$90,000	8.4%
Sr. Government Development (Sales)	$100,000	9.3%
Security Cyber Specialist	$120,000	11.2%
Integration Specialist	$80,000	7.5%
Business Development	$100,000	9.3%
Computers for Employees	$23,500	2.2%
AWS computational cost	$60,070	5.6%
Lawyers Fee (patient filing / government contracts)	$65,000	6.1%
Payroll Taxes	$110,000	10.3%
Travel for Sales (post-COVID)	$10,000	0.9%
iOS / android developer	$14,000	1.3%
Marketing	$10,000	0.9%
Intermediary fees	$52,430	4.9%

If the offering's maximum amount of $2,000,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Compensation for managers	$150,000	7.5%
Head of Algorithms (Lead Developer to work with me)	$197,500	9.9%
Jr. Algorithm Developer / App iOS Developer	$135,000	6.8%
Sr. Government Development (Sales)	$150,000	7.5%
Security Cyber Specialist	$179,999	9.0%
Integration Specialist	$12,000	0.6%
Business Development	$150,000	7.5%
Computers for Employees	$23,500	1.2%
AWS computational cost	$90,001	4.5%
Lawyers Fee (patient filing / government contracts)	$83,000	4.2%
Payroll Taxes	$190,000	9.5%
Travel for Sales (post-COVID)	$20,000	1.0%
iOS / android developer	$165,000	8.3%
Data Engineer (Part-time)	$55,000	2.8%
Marketing	$45,000	2.3%
Co-working space (post-COIVD)	$36,000	1.8%
UI/UX developer for App	$100,000	5.0%
junior developer (back-end, algorithm)	$120,000	6.0%
Intermediary fees	$98,000	4.9%

TERMS

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,000,000 shares
× $1 per share

$10,000,000 implied valuation

PITCH DECK


TrafficGenius
Solving a city's traffic problems
smurdoch@trafficgenius.co

Open   Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

› Form C on January 28, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

› Facebook

› Twitter

UPDATES

Jan 28, 2021 • Primary offering of 2,000,000 shares at $1

Jan 28, 2021 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com